UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2025

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 W 35th Street, New York, NY 10001	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 723-7368

212 Biscayne Blvd, Suite 253, Miami, Florida 33137

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	LUXH	OTC
13.00% Series A Cumulative Redeemable Preferred Stock, $0.00001 par value per share	LUXHP	OTC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2025, Alex Moinian notified LuxUrban Hotels Inc. (the “Company”) of his resignation from the Company’s Board of Directors (the “Board”), effective immediately.

Mr. Moinian’s resignation was due to personal reasons and was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

The Company thanks Mr. Moinian for his service and contributions to the Board.

Item 8.01	Other Events

On February 7, 2025, the Board of the Company declared a monthly stock dividend for the month of February 2025 on the Company’s 13.00% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). This dividend was scheduled to be paid in cash on February 28, 2025 to holders of record of the Series A Preferred Stock. This Current Report on Form 8-K represents the first public disclosure of the February 2025 dividend, which had not been previously announced.

Dividend Rate Recalculation and Adjustment:

Following a recent de-listing event involving the Company’s securities, and after consultation with the Company’s internal and external experts, the annual dividend rate on the Series A Preferred Stock has been recalculated and adjusted from 13% to 19%.  This adjustment is based on the Company’s analysis of the terms applicable to the Series A Preferred Stock in light of the de-listing of the Company’s common stock from the Nasdaq Capital Market on January 17, 2025. The increase of approximately 6% (from the initial 13% rate to a 19% rate per annum) is intended to comply with and reflect the requirements and expectations resulting from the de-listing event.

Retroactive Application to February Dividend:

The revised 19% dividend rate will apply retroactively to the declared February 2025 dividend. Accordingly, the dividend payable to holders of the Series A Preferred Stock for February 2025 will be recalculated at the 19% annual rate (instead of the prior 13% rate). To facilitate this adjustment and ensure accurate distribution, the payment of the February dividend—originally scheduled for February 28, 2025—will be slightly delayed. The Company expects to distribute the February 2025 dividend as soon as practicable after March 31, 2025, with the payment reflecting the higher 19% rate. Holders of record will receive an additional $0.125 per share of Series A Preferred Stock pursuant to the February dividend.

Reconciliation of January 2025 Dividend:

In addition, the Company notes that the January 2025 monthly dividend on the Series A Preferred Stock (which was previously determined at the 13% rate and paid) will also be reconciled at the new 19% rate for the prorate period of time that the Company’s common stock was de-listed from Nasdaq Capital Market. The Company is taking steps to adjust the January 2025 dividend amount so that shareholders receive the full dividend value as if the 19% annual rate had been in effect for that period. Any shortfall attributable to the prior 13% calculation will be paid to holders of the Series A Preferred Stock to bring the January dividend up to the revised rate. Holders of record will receive an additional $0.0604839 per share of Series A Preferred Stock pursuant to the January dividend.

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Assurance on Future Dividends:

The Company confirms that the monthly dividend for March 2025 will be paid on time and at the adjusted 19% rate. The March 2025 dividend is expected to be paid on its regular schedule with the dividend amount calculated at the 19% annual rate. Going forward, the Company intends to continue its regular monthly dividend payments on the Series A Preferred Stock at the 19% rate, unless and until conditions warrant further adjustment (for example, in the event of a relisting or other material change). The Company does not anticipate any further disruptions to its dividend schedule and is committed to timely dividend distributions for the benefit of its preferred stockholders.

Cautionary Note Regarding Forward-Looking Statements:  This Current Report on Form 8-K contains forward-looking statements, including statements regarding the expected timing and payment of dividends at the adjusted rate. These forward-looking statements are based on the Company’s current expectations and involve certain risks and uncertainties. Actual results and dividend payment timelines may differ materially from those anticipated due to factors such as operational or administrative delays, regulatory requirements, or other unforeseen circumstances.  For a discussion of these and other risks and uncertainties, please see the “Risk Factors” and “Forward-Looking Statements” disclosures in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report, except as required by law.

Change of Principal Executive Office Address

The Company has changed the address of its principal executive office address to 71 W 35th Street, New York, NY 10001.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2025	LUXURBAN HOTELS INC.

	By:	/s/ Michael James
		Name:	Michael James
		Title:	Chief Financial Officer

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